                                                                   EXHIBIT 10.56

                             REIMBURSEMENT AGREEMENT

                                     BETWEEN

                       PRIORITY FULFILLMENT SERVICES, INC.

                                       AND

                                  COMERICA BANK

                                                                  EXECUTION COPY

                                                                   EXHIBIT 10.56

                                     INDEX

SECTION 1.     Reimbursement and Other Payments.............................................      1

SECTION 2.     Issuance of Letter of Credit.................................................      3

SECTION 3.     Conditions Precedent to the Issuance of the Letter of Credit.................      3

SECTION 4.     Obligations Absolute.........................................................      5

SECTION 5.     Representations and Warranties...............................................      6

SECTION 6.     Affirmative Covenants........................................................      8

SECTION 7.     Negative Covenants of the Obligor............................................      9

SECTION 8.     Events of Default............................................................      9

SECTION 9.     Collateral Security..........................................................     10

SECTION 10.    Amendments, Waivers, Etc.....................................................     10

SECTION 11.    Addresses for Notices........................................................     11

SECTION 12.    No Waiver; Remedies..........................................................     11

SECTION 13.    Indemnification..............................................................     11

SECTION 14.    Continuing Obligation........................................................     12

SECTION 15.    Transfer of Letter of Credit.................................................     12

SECTION 16.    Liability of the Bank........................................................     12

SECTION 17.    Costs, Expenses and Taxes....................................................     13

SECTION 18.    Disbursements................................................................     13

SECTION 19.    Severability.................................................................     13

SECTION 20.    Waiver of Jury Trial.........................................................     13

SECTION 21.    Jurisdiction.................................................................     14

SECTION 22.    Authorized Signers...........................................................     14

SECTION 23.    Governing Law................................................................     14

SECTION 24.    Headings.....................................................................     14

                             REIMBURSEMENT AGREEMENT

      REIMBURSEMENT AGREEMENT (the "Agreement") dated as of November 1, 2004 (the "Execution Date") by and between PRIORITY FULFILLMENT SERVICES, INC., a Delaware corporation, whose address is 500 N. Central Expressway, 5th Floor, Plano, Texas 75074 (the "Obligor") and COMERICA BANK, a Michigan banking corporation, with an office located at 800 E. Campbell Road, Suite 254, Richardson, Texas 75081 (the "Bank").

                                   WITNESSETH:

      WHEREAS, the Obligor has requested the Mississippi Business Finance Corporation (the "Issuer") to finance the cost of acquiring equipment and machinery (and related assets) to be used at a distribution facility located at 8474 Marketplace, Southaven, Mississippi (the financing of the machinery and equipment collectively referred to herein as the "Project") by the issuance and sale, pursuant to a Trust Indenture dated as of November 1, 2004 (the "Indenture"), naming U.S. Bank National Association, as trustee (the "Trustee"), of $5,000,000 principal amount of the Issuer's Variable Rate Demand Limited Obligation Revenue Bonds (Priority Fulfillment Services, Inc. Project), Series 2004 (the "Bonds") to the purchaser or purchasers (the "Bond Purchasers"); and

      WHEREAS, in order to induce the Bond Purchasers to purchase the Bonds, the Obligor has requested that the Bank issue an irrevocable letter of credit (such letter of credit and any successor letter of credit as described in Section 2 of this Agreement being herein called the "Letter of Credit") in an amount not to exceed $5,061,643.84 (such amount being herein called the "Letter of Credit Amount") to secure payment of the principal and purchase price of, and interest on, the Bonds;

      NOW, THEREFORE, in consideration of the premises, the Obligor and the Bank hereby agree as follows:

      SECTION 1. Reimbursement and Other Payments.

      (a) The Obligor hereby agrees with the Bank as follows: (i) to pay the Bank, following payment by the Bank of any drawing presented under a Letter of Credit (other than a Purchase Drawing (as defined in the Letter of Credit)), and on the same day on which such drawing is so paid, a sum (and interest on such sum as provided in clause (ii) below) equal to the amount so paid under the Letter of Credit; (ii) to pay the Bank, interest on any and all amounts remaining unpaid by the Obligor hereunder, at any time from the date any such amount becomes payable until payment in full, payable on demand, at a fluctuating interest rate per annum (computed on the basis of a 360 day year for the actual number of days elapsed) as shall be in effect from time to time, which rate per annum shall be equal to three percent (3%) above its prime rate established by the Bank from time to time, which prime rate may not necessarily be the Bank's lowest rate for loans ("Prime Rate"), provided that such fluctuating interest rate shall in no event be higher than the maximum rate permitted by law and, in addition, upon demand by the Bank any and all reasonable expenses including but not limited to legal expenses incurred by the Bank in enforcing any rights under this Agreement.

      (b) The Obligor hereby agrees to pay to the Bank, following payment by the Bank of any Purchase Drawing presented under the Letter of Credit, interest on all amounts owed the Bank as the result of the Bank honoring the Drawing, payable monthly, at a fluctuating interest rate per annum (computed on the basis of a year of 360 days) equal to one percent (1%) above the Bank's Prime Rate. The Bank shall notify the Obligor in writing of the amounts due pursuant to this Subsection 1(b). The amount of each Purchase Drawing shall be due and payable upon the earlier of (A) the expiration or earlier termination date of the Letter of Credit, (B) upon the occurrence of an Event of Default, (C) immediately from the proceeds of a remarketing of the Bonds to the extent of such remarketing proceeds; or (D) sixty (60) days after the date of such Purchase Drawing.

      (c) In addition, the Obligor hereby agrees to pay to the Bank a commission with respect to the Letter of Credit, computed (on the basis of a year of 360 days for the actual number of days elapsed) at the rate of three quarters of one percent (3/4%) per annum on the Letter of Credit Amount (or, in the event, and effective the first date on which an annual payment of the Letter of Credit commission is due following the date of any reduction in the maximum amount available under the Letter of Credit in accordance with the terms thereof, on such smaller amount to which the maximum amount available under the Letter of Credit may have been so reduced from time to time) from and including the date of issuance of the Letter of Credit to but excluding the last day a drawing is available under the Letter of Credit (the "Expiration Date"), payable annually in advance on the first day of December of each year until the Expiration Date; provided, that the first installment shall be payable on the date of issuance of the Letter of Credit for the period from and including such date of issuance until November 30, 2005. If the Expiration Date occurs on a day prior to the date to which a commission has been prepaid under this Section 1(b), the Bank agrees to repay, promptly after the Expiration Date, such portion of such commission as is allocable to the period from and including the Expiration Date until the day to which such commission has been prepaid; provided, that the Bank shall not be obligated to repay any portion of such commission if at the close of the Bank's business on the Expiration Date an Event of Default shall have occurred and is then continuing.

      (d) If any change in any law or regulation or in the interpretation or implementation thereof by any court or administrative or governmental authority charged with the administration thereof (including, without limitation, a change in a requirement that affects the manner in which the Bank allocates capital resources to its commitments, including its obligations hereunder and under the Letter of Credit) shall either (i) impose, modify or deem applicable any reserve, special deposit, limitation or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, the Bank or (ii) impose upon, modify, require, make or deem applicable to the Bank any increased capital requirement or similar requirement (including, without limitation, a new requirement that affects the manner in which the Bank allocates capital resources to its commitments including its obligations hereunder or under the Letter of Credit) or (iii) impose on the Bank any other condition regarding this Agreement or the Letter of Credit, and the result of any event referred to in clause (i), (ii) or (iii) above shall be an increase in the cost to the Bank of issuing or maintaining the Letter of Credit or reduce the rate of return on capital, as a consequence of the issuing or maintaining the Letter of Credit or performing the Bank's obligations hereunder, to a level below that which the Bank would have achieved but for such events; (which increase in cost or decreased benefit shall be determined by the Bank's reasonable allocation of the aggregate of such cost increases or reduced benefits resulting from such events), then, upon demand by the Bank, the Obligor, shall immediately pay to the Bank, from time to time as specified by the Bank, additional amounts which shall be sufficient to compensate the Bank for such increased cost or decreased benefit, together with interest on each such amount commencing the date such compensation is demanded until payment in full thereof at the rate provided in subsection (a)(ii) above. A certificate as to such increased cost or decreased benefit incurred by the Bank as a result of any event mentioned in clause (i), (ii) or (iii) above, submitted by the Bank to the Obligor, shall be rebuttably presumed correct as to the amount thereof absent fraud or demonstrable mistake in calculation.

      (e) In addition, in the event that a successor Trustee is appointed pursuant to the Indenture, the Obligor agrees to pay the Bank a commission equal to $1,500 for transferring the Letter of Credit to the successor Trustee, plus any out-of-pocket expenses incurred by the Bank in connection with such transfer. Both such commission and such expenses shall be paid at the time of transfer of the Letter of Credit.

      (f) In addition, the Obligor agrees to pay the Bank a Letter of Credit draw processing fee equal to $250, plus wiring and mailing expenses for each drawing under the Letter of Credit submitted by the Trustee to the Bank (if an interest drawing and a principal drawing are submitted at the same time, they shall be treated as one drawing for purposes of determining the draw processing fee), said fee to be due and payable on the date a drawing is submitted by the Trustee to the Bank.

      (g) All payments by the Obligor to the Bank hereunder shall be made in lawful money of the United States and in immediately available funds at the Bank's office at 500 Woodward Avenue, Detroit, Michigan 48226, or such other office of the Bank as may be designated from time to time by written notice to the Obligor by the Bank. All such payments will be charged when due to Obligor's account no. 1892024777 maintained with Bank (or any other deposit or other accounts of Obligor with Bank); provided, however, this authorization shall not affect Obligor's obligation to pay, when due, any indebtedness hereunder whether or not account balances are sufficient to pay amounts due.

      SECTION 2. Issuance of Letter of Credit. On or before December 29, 2004, upon written notice from the Obligor to the Bank and subject to the satisfaction of the conditions precedent specified in Section 3 below, the Bank will issue the Letter of Credit in substantially the form of Exhibit "A" hereto, in favor of the Trustee and expiring no later than December 16, 2006. The Obligor hereby requests that the Bank issue the Letter of Credit in the form attached as Exhibit "A".

      SECTION 3. Conditions Precedent to the Issuance of the Letter of Credit. The obligation of the Bank to issue the Letter of Credit is subject to the satisfaction of the following conditions precedent:

      (a) On or before the date of issuance of the Letter of Credit, the Obligor shall have paid to the Bank the commission payable on such date of issuance under Section 1(c) above.

      (b) On or before the date of issuance of the Letter of Credit, the Bank shall have received the following, each dated contemporaneous with the date of issuance of the Letter of Credit and in form and substance satisfactory to the
Bank:

            (i) Certified copies of resolutions of the Board of Directors of the Obligor approving this Agreement, the form and content of the Letter of Credit and the other matters and documents contemplated hereby.

            (ii) A Certificate of the Secretary or an Assistant Secretary of the Obligor, certifying the names and true signatures and incumbency of the officers of the Obligor, authorized to sign this Agreement, and the other documents to be delivered by it hereunder.

            (iii) Certified copies of the Articles of Incorporation of the Obligor and certificates of good standing for the Obligor from each jurisdiction in which its conduct or activities require it to be licensed to do business.

            (iv) A full set of the Obligor's Bylaws duly certified by the Secretary or an Assistant Secretary of the Obligor.

            (v) Favorable opinion of Wolff and Samson counsel for the Obligor and the Guarantor (as defined herein), in form and substance satisfactory to the Bank.

            (vi) A favorable opinion of Watkins, Ludden, Winter & Stennis, P.A., as Bond Counsel, in form and substance satisfactory to the Bank.

            (vii) A favorable opinion of Bodman LLP, as counsel for the Bank, in form and substance satisfactory to the Bank.

            (viii) An executed copy of the Indenture (or a copy thereof certified as to authenticity by the Trustee)

            (ix) An executed copy of that certain Loan Agreement dated as of the Execution Date between the Issuer and the Obligor (the "Loan Agreement") (or a copy thereof certified as to authenticity by Counsel for or an agent of the Issuer).

            (x) Counterpart originals of the guarantees, mortgages, security agreements, subordination agreements and other documents constituting the Collateral Documents (as defined in Section 9 of this Agreement) together with evidence of such recordings, filings of financing statements or of other actions necessary or desirable to establish the priority of lien in the Security (as defined in Section 9 of this Agreement) as the Bank may require.

            (xi) A copy of the Private Placement Memorandum (together with the documents incorporated therein by reference, herein called the "Private Placement Memorandum") of the Issuer relating to the Bonds.

            (xii) An executed original of that certain Pledge and Security Agreement dated as of the Execution Date between the Obligor, the Bank and the Trustee.

            (xiii) A redemption notice to the Trustee duly executed by Obligor with respect to the redemptions required under Section 6(d) of this Agreement.

            (xiv) Such other documents, instruments, approvals (and, if requested by the Bank, certified duplicates of executed copies thereof) or opinions as the Bank may reasonably request.

      (c) The following statements shall be true and correct on and as of the date of issuance of the Letter of Credit, and the Bank shall have received a certificate signed by a duly authorized officer of the Obligor, dated the date of such issuance, stating that:

            (i) the representations and warranties contained in Section 5 of this Agreement are correct on and as of the date of such issuance as though made on and as of such date; and

            (ii) no event has occurred which constitutes an Event of Default or which would constitute an Event of Default but for the requirement that notice be given or time elapse or both, nor will the issuance of the Letter of Credit give rise to the occurrence of an Event of Default.

      (d) On or before the day of the issuance of the Letter of Credit:

            (i) the Issuer and the Trustee shall have duly authorized and executed the Indenture and the Indenture shall continue to be in full force and effect;

            (ii) the Obligor and the Issuer shall have duly authorized and executed the Loan Agreement and the Loan Agreement shall continue to be in full force and effect;

            (iii) the Obligor shall have duly authorized and executed the Collateral Documents and the Collateral Documents shall continue to be in full force and effect;

            (iv) the Bonds, the Indenture, the Loan Agreement, the Collateral Documents, the Pledge and Security Agreement and any other agreement or instrument relating to any of the foregoing (the "Operative Documents") shall be in form and substance satisfactory to the Bank.

      SECTION 4. Obligations Absolute. The payment obligations of the Obligor under this Agreement shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances, either alleged or established:

            (a) any lack of validity or enforceability of the Operative
      Documents;

      (b) any amendment or waiver of or any consent to departure from or in connection with the Operative Documents, including any substitution, exchange or release of collateral with respect to any of the Operative Documents;

      (c) the existence of any claim, set-off, defense or other right which the Obligor may have at any time against the Trustee, any beneficiary or any transferee of the Letter of Credit (or any persons or entities for whom the Trustee, any such beneficiary or any such transferee may be acting), the Bank or any other person or entity, whether in connection with this Agreement, the Operative Documents, the transactions contemplated herein or therein or any unrelated transaction;

      (d) any statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

      (e) payment in good faith by the Bank under the Letter of Credit against presentation of a drawing or certificate which does not comply with the terms of the Letter of Credit;

      (f) any failure, omission, delay or lack on the part of the Bank or any party to any of the Operative Documents to enforce, assert or exercise any right, power or remedy conferred upon the Bank or any such party under this Agreement or any of the Operative Documents, or any other acts or omissions on the part of the Bank or any such party;

      (g) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets of the Obligor or the Issuer; the receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment or other similar proceedings affecting the Obligor or the Issuer or any of the assets of either of them, or any allegation or contest of the validity of this Agreement or any of the Operative Documents, in any such proceedings;

      (h) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, and any other event or action that would, in the absence of this clause, result in the release or discharge by operation of law of the Obligor from the performance or observance of any obligation, covenant or agreement contained in this Agreement.

      No setoff, counterclaim, reduction or diminution of any obligation, or any defense of any kind or nature which the Obligor has or may have against the Issuer or the Trustee shall be available hereunder to the Obligor against the Bank.

      SECTION 5. Representations and Warranties. The Obligor represents and warrants as of the Execution Date, as follows:

      (a) The Obligor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

      (b) The execution, delivery and performance by the Obligor of this Agreement, the Loan Agreement, the Pledge and Security Agreement and the Collateral Documents, as the case may be, are within the Obligor's corporate powers, have been duly authorized by all necessary corporate action, do not contravene or violate (i) the Articles of Incorporation or Bylaws of the Obligor, (ii) any law, order, rule or regulation applicable to the Obligor, (iii) any material contract or agreement to which the Obligor is a party or by which it is bound and does not result in or require the creation of any lien, security interest or other charge or encumbrance (other than pursuant to the Collateral Documents, this Agreement, the Indenture, the Pledge and Security Agreement or the Loan Agreement) upon or with respect to any of its properties.

      (c) All registration with, authorizations by, or approvals of any governmental body required to be obtained by the Obligor for its execution, delivery and performance of this Agreement, the Loan Agreement, the Pledge and Security Agreement and the Collateral Documents have been obtained and remain in full force and effect.

      (d) This Agreement, the Loan Agreement, the Pledge and Security Agreement and the Collateral Documents are legal, valid and binding obligations of the Obligor, enforceable against it in accordance with their respective terms, except as enforceability may be subject, to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally.

      (e) There is not pending or, to the knowledge of the Obligor, threatened any action or proceeding before any court, governmental agency or arbitrator against or affecting the Obligor which, if determined adversely to the Obligor, would materially and adversely affect the financial condition or operations of the Obligor.

      (f) The Obligor has not incurred any material accumulated funding deficiency within the meaning of the Employment Retirement Income Security Act of 1974 ("ERISA") and has not incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") in connection with any employee benefit plan established or maintained by the Obligor or any Guarantor.

      (g) The Obligor is not in default in the payment of any indebtedness for borrowed money in an amount in excess of Fifty Thousand Dollars ($50,000) or under the terms and provisions of any agreement or instrument evidencing any such indebtedness.

      (h) No representation or warranty of the Obligor contained in this Agreement or in any of the Collateral Documents, and no statement contained in any certificate, schedule, list, financial statement or other instrument furnished to the Bank by or on behalf of the Obligor contains, or will contain, any untrue statement of a material fact, or omits, or will omit, to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect when made.

      (i) The Obligor has obtained or will obtain at the appropriate times all licenses, permits, authorizations, consents or approvals from each governmental authority necessary for the operation of the Project; and all such licenses, permits, authorizations, consents or approvals previously obtained, if any, are in full force and effect.

      (j) No Event of Default has occurred under the Loan and Security Agreement dated March 28, 2003 between the Obligor, Priority Fulfillment Services of Canada, Inc. and Bank, as the same may be amended from time to time ("Credit Agreement") or event which with the giving of notice or passage of time or both would constitute an Event of Default under the Credit Agreement shall have occurred and be continuing.

      All of the Obligor's representations and warranties set forth in the Credit Agreement, which relate to the Obligor, including, without limitation, the representations and warranties in Section 5 of the Credit Agreement, are hereby incorporated herein by reference as if set forth fully herein as continuing representations and warranties of the Obligor, and shall remain continuing representations and warranties hereunder, notwithstanding any termination of the Credit Agreement after the date hereof.

      SECTION 6. Affirmative Covenants. So long as a drawing is available under the Letter of Credit, and thereafter until Obligor's liabilities and obligations under this Agreement have been satisfied in full, the Obligor shall:

      (a) Preservation of Corporate Existence. Etc. Preserve and maintain its corporate existence and such of its rights (charter and statutory) and privileges as are material to its business and operations; and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is material to its business and operations or the ownership of its properties.

      (b) Inspection Rights. At any reasonable time during normal business hours and upon reasonable notice and from time to time, permit the Bank or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of the Obligor and the Project, and to discuss the affairs, finances and accounts of the Obligor with any of its officers and directors.

      (c) Reporting Requirements. Furnish to the Bank the following:

            (i) as soon as possible after becoming aware of the occurrence of each Event of Default or each event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, a written statement from the chief financial officer (or in his absence, a responsible senior officer) of the Obligor setting forth details of such Event of Default or event and the action which the Obligor has taken or proposes to take with respect thereto; and

            (ii) such other information respecting the business, properties, or the financial condition or operations of the Obligor as the Bank may from time to time reasonably request.

      (d) Optional Redemption of Bonds. The Obligor shall cause the Bonds to be optionally redeemed at the times and in the amounts set forth in Exhibit "B" attached hereto. On the date hereof, Obligor shall deliver an instruction to the Trustee in the form of Exhibit "C" to redeem the Bonds in accordance with the schedule set forth on Exhibit "B". On the first business day of each month of each year, commencing January 3, 2005, the Obligor shall pay to the Bank for deposit to an interest bearing cash collateral account one twelfth (1/12th) of the annual redemption payment next coming due, which moneys shall be used to reimburse the Bank for payments by the Bank of drafts submitted by the Trustee under the Letter of Credit.

      (e) Comply with Covenants. Comply with all affirmative, negative and financial covenants contained in the Credit Agreement (as the same may be amended, waived or modified from time to time), as if explicitly set forth herein in their entirety ("Credit Agreement Covenants"). So long as this Agreement remains in full force and effect, the Credit Agreement Covenants, as incorporated herein by reference in accordance with the foregoing, shall remain in full force and effect hereunder notwithstanding any termination of the Credit Agreement after the date hereof.

      SECTION 7. Negative Covenants of the Obligor. So long as a drawing is available under the Letter of Credit and thereafter so long as any indebtedness remains outstanding hereunder, the Obligor agrees that it will not, without the prior written consent of the Bank:

      (a) Amendment of Indenture or Loan Agreement. Enter into or agree to any amendment, change or modification of, or any waiver of any provision of, the Indenture or the Loan Agreement.

      (b) Misrepresentation. Furnish the Bank with any certificate or other document that contains any untrue statement of a material fact or omits to state a material fact necessary to make such certificate or document not misleading in light of the circumstances under which it was furnished.

      (c) Use of Proceeds. Use or permit the use of the proceeds of the Bonds for a purpose other than permitted under the Loan Agreement.

      SECTION 8. Events of Default.

      (a) The occurrence of any of the following events shall be an "Event of Default" hereunder unless waived by the Bank pursuant to Section 10 hereof:

            (i) Any representation or warranty made by the Obligor pursuant to
      Section 5 hereof shall prove to have been untrue in any material respect when made; or

            (ii) The Obligor shall fail to pay when due any amount specified in
      Section 1 hereof; or

            (iii) The Obligor shall fail to perform or observe any of its obligations or covenants under, or shall fail to comply with any of the provisions of Section 6 or Section 7; or

            (iv) The Obligor shall fail to perform or observe any of its obligations or covenants under Section 6 or 7 of the Credit Agreement which gives rise to an Event of Default under the Credit Agreement, taking into account applicable periods of notice and cure under Section 8 of the Credit Agreement; or

            (v) The Obligor shall fail to perform or observe any other term, covenant or agreement herein contained and continuance thereof for thirty
      (30) days, or the Obligor or any guarantor of the Obligor's obligations to the Bank ("Guarantor") shall fail to perform or observe any term, covenant or agreement in any other agreement with the Bank to which it may be a party and such failure shall continue unremedied beyond any applicable period of cure; or

            (vi) Any material provision of the Agreement or any of the Collateral Documents shall at any time for any reason cease to be valid and binding on the Obligor, or shall be declared to be null or void, or the validity or enforceability of any material provision of this Agreement shall at any time for any reason be contested by the Obligor, or the Obligor, shall deny that it has any or further liability or obligation under this Agreement; or

            (vii) An Event of Default under and as defined in the Loan Agreement, the Credit Agreement, the Indenture and/or the Collateral Documents shall have occurred and be continuing without the same being cured or waived pursuant to the terms thereof (it being the intent of the parties that so long as this Agreement remains in full force and effect the Events of Default set forth in the Credit Agreement shall be Events of Default hereunder regardless of whether the Credit Agreement shall be terminated after the date hereof but before termination of this Agreement).

      (b) If any of the Events of Default specified in subsection (a) above shall have occurred and be continuing, in addition to the Bank's other remedies available under the Loan Agreement, the Indenture, the Pledge and Security Agreement, the Collateral Documents, or such other documents executed in connection herewith, or any other remedy available at law or in equity, then the Bank may, at any time and in its sole discretion, but shall not be obligated to, accelerate any indebtedness of Obligor to Bank under Section 1(b), or terminate its commitment to issue the Letter of Credit or, if the Letter of Credit shall have been issued, may elect to give notice to the Trustee pursuant to the Indenture thereby requiring the Trustee to declare the principal of all Bonds then outstanding and the interest accrued thereon and any premium thereon and thereby owing to be immediately due and payable and/or require the Obligor to deliver cash collateral to the Bank in the amount equal to the maximum amount that may be available to be drawn at any time under the Letter of Credit.

      SECTION 9. Collateral Security. To secure full and timely performance of the Obligor's covenants set out in this Agreement and to secure the repayment of all other moneys owing by the Obligor to the Bank whensoever arising and whether associated with this Agreement or otherwise (i) the Obligor has granted to the Bank first perfected security interests in all the Obligor's accounts receivable, inventory, machinery and equipment and other tangible and intangible personal property pursuant to certain previously executed loan documents and
(ii) the Obligor has caused to be delivered to the Bank the guaranty described in attached Exhibit "D". The security agreements creating such liens in favor of the Bank and the various guaranties agreements shall be granted pursuant to documentation satisfactory in form and substance to the Bank and are herein collectively called the "Collateral Documents".

      SECTION 10. Amendments, Waivers, Etc. No amendments or waiver of any provision of this Agreement nor consent to any departure by the Obligor therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank and the Obligor, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, waiver or consent with respect to any provision of this Agreement shall affect any other provision of this Agreement.

      SECTION 11. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing and mailed or delivered as follows:

      if to the Obligor:

            Priority Fulfillment Services, Inc.
            500 N. Central Expressway
            5th Floor
            Plano, Texas 75074
            Attn: Thomas Madden

      if to the Bank:

            Comerica Bank
            801 East Campbell
            Suite 142
            Richardson, Texas 75081
            Attention: William Stuart Bell

or as to any party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and other communications shall, when mailed, be effective three days after the date of deposit in the mails, addressed as aforesaid.

      SECTION 12. No Waiver; Remedies. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and exclusive of any remedies provided by law.

      SECTION 13. Indemnification. The Obligor hereby indemnifies and holds the Bank harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which the Bank may incur (or which may be claimed against the Bank by any person or entity whatsoever) :

            (i) by reason of any untrue statement or alleged untrue statement of fact contained in the Private Placement Memorandum or any amendment or supplement thereto, in the Sections entitled "The Obligor and the Use of Proceeds," "The Letter of Credit," "The Loan Agreement" and "The Reimbursement Agreement" insofar as the aforesaid Sections provide summary descriptions of the matters contained therein in the Private Placement Memorandum or any amendment or supplement thereto, or the omission or alleged omission to state therein facts necessary to make such statements, in the light of the circumstances under which they were made, not misleading; provided, however, that, the Obligor shall not be required to indemnify the Bank with respect to information concerning the Bank in the Appendix to the Private Placement Memorandum

      (the "Bank Information") which is finally determined to contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements in the Bank Information, in the light of the circumstances under which they were made, not misleading; or

            (ii) by reason of or in connection with the execution and delivery or transfer of, or payment or failure to pay under, the Letter of Credit; provided, however, that the Obligor shall not be required to indemnify the Bank pursuant to this clause (ii) for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (a) the willful misconduct or gross negligence of the Bank or
      (b) the Bank's willful or grossly negligent failure to pay under the Letter of Credit after the presentation to it by the Trustee of a drawing and certificates strictly complying with the terms and conditions of the Letter of Credit.

Nothing in this Section 13 is intended, nor shall be deemed, to limit the Obligor's reimbursement obligation contained in Section 1 hereof.

      SECTION 14. Continuing Obligation. This Agreement is a continuing obligation and shall (i) be binding upon the Obligor, its successors and assigns, and (ii) inure to the benefit of and be binding upon and be enforceable by the Bank and its successors, transferees and assigns; provided, however, that the Obligor may not assign all or any part of this Agreement without the prior written consent of the Bank. The Obligor's warranties and representations made in Section 5 of this Agreement shall survive the delivery and performance of all documents and agreements contemplated by this Agreement.

      SECTION 15. Transfer of Letter of Credit. The Letter of Credit first issued by the Bank pursuant to Section 2 hereof may be transferred and each successor Letter of Credit may be successively transferred, all in accordance with the terms of such first Letter of Credit.

      SECTION 16. Liability of the Bank. The Obligor assumes all risks of the acts or omissions of the Trustee and any beneficiary or transferee of the Letter of Credit with respect to its use of the Letter of Credit. Neither the Bank nor any of its officers or directors shall be liable or responsible for: (a) the use which may be made of the Letter of Credit or for any acts or omissions of the Trustee and any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement(s) thereof, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Bank in good faith made against presentation of documents which do not comply fully with the terms of the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit, except only that the Obligor shall have a claim against the Bank, and the Bank shall be liable to the Obligor, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Obligor which the Obligor proves were caused by (i) the Bank's willful misconduct or gross negligence, (ii) the Bank's willful, grossly negligent or bad faith failure to pay under the Letter of Credit after the presentation to it by the Trustee or a successor trustee under the Indenture of a sight draft and certificate strictly complying with the terms and conditions of the Letter of Credit or (iii) the Bank's bad faith payment under the Letter of Credit after presentation to it by the Trustee or a successor trustee under the Indenture of a sight draft and certificate which do not comply fully with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

      SECTION 17. Costs, Expenses and Taxes. The Obligor agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery, filing, recording, and administration of this Agreement and the monitoring of the construction of the Project, any other documents which may be delivered in connection with this Agreement and any transfer of the Letter of Credit including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Bank, with respect thereto and with respect to advising the Bank as to its rights and responsibilities under this Agreement and all costs and expenses, if any, in connection with the enforcement of this Agreement and such other documents which may be delivered in connection with this Agreement, including, but not limited to the Collateral Documents. In addition, the Obligor shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement and such other documents and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

      SECTION 18. Disbursements. The Trustee shall be authorized to disburse the proceeds of the Bonds pursuant to the terms of the Indenture upon presentation by the Obligor of a requisition certificate conforming to the requirements therefor set forth in the Loan Agreement and herein, including endorsement of each requisition certificate by the Bank. The Obligor acknowledges and agrees that the Bank shall only be required to execute requisition certificates and thereby authorize disbursements to the Obligor (a) provided that no Event of Default has occurred under this Agreement, the Pledge and Security Agreement or the Collateral Documents and no event which with notice and/or the passage of time would become an Event of Default under this Agreement, the Pledge and Security Agreement or the Collateral Documents has occurred, and (b) the request for draw is in compliance with the Bank's usual requirements for equipment lending, including but not limited to (i) approval of disbursements by Bank;
(ii) receipt by the Bank of copies of all invoices and proof of delivery with respect to all machinery and equipment for which payment is being sought and
(iii) disbursement of no more than one hundred percent (100%) of the costs of machinery and equipment (including, without limitation, soft costs). All such calculations shall be performed by the Bank or its agent using a methodology satisfactory to the Bank in its sole discretion.

      SECTION 19. Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or nonauthorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

      SECTION 20. Waiver of Jury Trial. The Obligor and the Bank hereby irrevocably waive the right to trial by jury with respect to any and all actions or proceedings at any time in which Obligor and the Bank are parties arising out of this Agreement or the other documents contemplated hereby.

      SECTION 21. Jurisdiction. Obligor hereby irrevocably submits to the non-exclusive jurisdiction of any United States Federal or Michigan state court sitting in any action or proceeding arising out of or relating to this Agreement or the Letter of Credit and the Obligor hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal or Michigan state court. The Obligor irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan by the delivery of copies of such process to the Obligor at its address specified in Section 10 hereof or by certified mail directed to such address.

      SECTION 22. Authorized Signers. The following officers of the Obligor are authorized on behalf of the Obligor to execute and deliver to the Bank all documents and instruments related to any amendments to the Letter of Credit:

Name                     Title                           Signature

Mark C. Layton          Chief Executive Officer          _______________________

Thomas J. Madden        Chief Financial Officer          _______________________

      SECTION 23. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan.

      SECTION 24. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

In the Presence of:                                  PRIORITY FULFILLMENT
                                                     SERVICES, INC.

_______________________________                      By:________________________

                                                     Its:_______________________

                                                     COMERICA BANK

_______________________________                      By:________________________
                                                           William Stuart Bell

                                                     Its:_______________________

                                   EXHIBIT "B"

      Obligor shall optionally redeem Bonds in the following amounts on the first business day of January of each year, commencing January 3, 2006.

YEAR                               AMOUNT OF REDEMPTION
2006                                     $500,000
2007                                     $500,000
2008*                                    $800,000
2009                                     $800,000
2010                                     $800,000
2011                                     $800,000
2012                                     $800,000

*These dates are for informational purposes only and will apply only if the Bank extends the expiration date of the Letter of Credit. There is no commitment or obligation on the part of the Bank to extend the expiration date of the Letter of Credit.

                                   EXHIBIT "C"

                                REDEMPTION NOTICE

To:   U.S. Bank National Association, as trustee

Re: $5,000,000 principal amount of the Issuer's Variable Rate Demand Limited Obligation Revenue Bonds (Priority Fulfillment Services, Inc. Project), Series 2004 (the "Bonds")

Date: December 29, 2004

      The undersigned, the Obligor (as defined in the Trust Indenture, dated as of November 1, 2004, pursuant to which the Bonds were issued (the "Indenture")) hereby gives notice of redemption to you as Trustee with respect to the Bonds pursuant to Section 401(a) of the Indenture. You are hereby directed to redeem the Bonds in the following amounts on the first business day of January of each year, commencing January 1, 2006, as follows in accordance with the provisions of the Indenture:

YEARS                               AMOUNTS
2006                               $ 500,000
2007                               $ 500,000
2008                               $ 800,000
2009                               $ 800,000
2010                               $ 800,000
2011                               $ 800,000
2012                               $ 800,000

      This notice may only be revoked at the written direction of the undersigned, with the written concurrence of Comerica Bank and shall be of no further force and effect on and after the Conversion Date (as defined in the Indenture).

                                              PRIORITY FULFILLMENT
                                              SERVICES, INC.

                                              By:_______________________________

                                              Its:______________________________

The foregoing notice is hereby accepted:
U.S. Bank National Association, as trustee

By:__________________________________________

Its:_________________________________________